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                                                                    EXHIBIT 3.18


                            ARTICLES OF INCORPORATION
                                       OF
                              POLLO FRANCHISE, INC.
                             (a Florida Corporation)

                                ARTICLE I - NAME

     The name of the Corporation is POLLO FRANCHISE, INC. (hereinafter called the "Corporation").

                           ARTICLE II - CAPITAL STOCK

     The aggregate number of shares which the Corporation shall have the authority to issue is 200,000 shares of Common Stock, par value $.01 per share.

                          ARTICLE III - MAILING ADDRESS

     The current mailing address of the principal place of business of the Corporation is 79O1 Southwest 67th Avenue, Miami, Florida 33143.

                     ARTICLE IV - INITIAL BOARD OF DIRECTORS

     The Corporation shall initially have two (2) directors. The number of directors may be increased or decreased from time to time as provided in the Bylaws of the Corporation, but shall never be less than one. The names and addresses of the initial directors of the Corporation are:

                                 Larry J. Harris
                                Stuart I. Harris
                           7901 Southwest 67th Avenue
                              Miami, Florida 33143

                      ARTICLE V - INITIAL REGISTERED AGENT

     The street address of the initial registered office of the Corporation is 1201 Hays Street, Tallahassee, Florida 32301. The name of the initial registered agent of the Corporation at that address is Corporation Information Services, Inc.

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                            ARTICLE VI - INCORPORATOR

     The name and address of the incorporator of the Corporation is:

                            Keith Wasserstrom
                            Greenberg, Traurig, et al.
                            515 East Las Olas Boulevard
                            15th Floor
                            Fort Lauderdale, Florida 33301

                          ARTICLE VII - INDEMNIFICATION

     The Corporation shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as in existence now or hereafter.

                            ARTICLE VIII - AMENDMENT

     These Articles of Incorporation may be altered, amended or repealed by the shareholders of the Corporation in accordance with Florida law.

     IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 25th day of August 1993.


                                                    /s/ Keith Wasserstrom
                                                    ----------------------------
                                                    KEITH WASSERSTROM
                                                    Incorporator

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